10.2          Fee  Agreement  for  Professional  Services  with  Richard O. Weed

                         [Letterhead of Weed & Co. LLP]

                                 October 9, 2004

Mr.  Robert  Russell
Chief  Executive  Officer
B2Digital,  Inc.
9171  Wilshire  Blvd.,  Suite  B
Beverly  Hills,  CA  90210

Telephone:  310.281.2571
Facsimile:  310.281.0042
email:  rrussell@tellapro.com


     RE:  Fee  Agreement  for  Professional  Services

Dear  Mr.  Russell:

The purpose of this letter is to memorialize a fee agreement for legal services. This fee agreement is between B2Digital, Inc., a Delaware corporation ("BTWO"), and Weed & Co. LLP, a California limited liability partnership ("Weed LLP").

Weed LLP shall render the following legal services described in Exhibit A attached hereto and BTWO may engage Weed LLP on any new matters referenced in Exhibit A in exchange for payment of fees determined in accordance with this agreement. Weed LLP makes no promises or guarantees regarding the outcome of matters upon which Weed LLP is engaged to represent BTWO.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Weed LLP will provide shall be in accordance with the following terms and conditions. We advise you to seek the advice of independent counsel before signing this agreement.

Professional  Fees

Fees are based upon the reasonable value of Weed LLP's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees are based on the rates charged by Weed LLP.

Weed LLP's rate is $300 per hour. It is anticipated that BTWO and Weed LLP will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing. Weed LLP's fees will be paid in cash or as follows:

Initial  Retainer

To commence the relationship and to insure the availability of Weed LLP, BTWO shall provide a cash retainer of $4,000 and 2,000,000 shares (the "Retainer Shares") of BTWO common stock issued with a Rule 144 legend in the name of Richard O. Weed within 10 days of signing this agreement.

Terms  for  Payment  in  Stock  instead  of  Cash.

As a non-cash alternative form of payment for professional services, beginning October 10, 2004, BTWO has proposed and Weed LLP has agreed that BTWO place an initial block of 2,000,000 shares of BTWO's stock in Richard O. Weed's name, as designee for Weed LLP. At least once a month, Weed LLP will send BTWO a statement for fees and costs. Unless objection is made to the bill, sufficient stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement.

In the course of Weed LLP's representation of BTWO, if all the initial block of stock is liquidated, a new block of stock sufficient to cover projected fees, in an amount contemporaneously agreed to by the parties, will again be placed with Weed LLP, under the terms and conditions outlined above. At the conclusion of Weed LLP's representation of Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to BTWO.

BTWO has agreed to register such blocks of stock pursuant to a registration statement filed at its own expense. The foregoing 2,000,000 shares are in addition to the Retainer Shares.

BTWO shall cause any subsidiary or parent corporation to adopt and be bound by this agreement and all its provisions.

Stock  Option

As an incentive for Weed LLP to represent BTWO and to increase Weed LLP's proprietary interest in the success of BTWO, thereby encouraging him to maintain the relationship with BTWO, BTWO hereby grants to Richard O. Weed, as designee for Weed LLP options to purchase shares of BTWO common stock. As an initial option, BTWO hereby grants Richard O. Weed the right to purchase 2,000,000 shares of BTWO common stock at a price of three cents ($.03) per share. Further, every six months following the date hereof that this agreement remains in effect, BTWO shall grant to Richard O. Weed an option to purchase an additional 1,000,000 shares of BTWO common stock at a price equal to 125% of the average closing bid price for the 10 days immediately prior to the date of the grant. All stock options are non-transferable and will expire unless exercised on or before December 31, 2010 or 5 years from the date of the grant, whichever is later. BTWO has agreed to register the shares of common stock underlying the stock options at its own expense.

The options granted will not be subject to dilution (i.e. no adjustment to the number of shares or the exercise price) based upon any reverse split of the BTWO's common stock. The stock options shall be exercisable in whole or in part with a promissory note of less than 45 days duration or upon common "cashless exercise" terms.

There may be risks inherent in the issuance of securities to Richard O. Weed and/or Weed LLP as compensation for services in lieu of cash. Such risks may include that the securities may ultimately be worth more or less than the value of our services or that by the exercise of our options, we may be in a position earn more than our hourly rate or exert some degree of control over the company. Further, the issuance of securities as compensation may dilute the percentage of ownership of your existing shareholders in the company and change the value of their shares. Moreover, the GAPP accounting treatment is frequently different when a company issues securities in lieu of cash for services. This occurs when shares are issued in exchange for services and the price of the shares fluctuates during the service period. A declining share price may require the company to issue additional securities to us and cause the company's income statement to reflect higher expenses for professional services in subsequent accounting periods than cash payment for services. Similarly, an increase in the company's share price may cause the company's income statement to reflect lower expenses for professional services in subsequent accounting periods than cash payment for services.

The decision about whether or not to exercise any stock options is subject to our control. In the past, although not required, this decision was made following consultation with the company's management. It is anticipated that we will continue to consult with management concerning the timing and amount of the exercise of any stock options.

Costs  and  Expenses

BTWO understands that in the course of representation, it may be necessary for Weed LLP to incur certain costs or expenses. BTWO will reimburse Weed LLP for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by BTWO in advance. More particularly, BTWO will reimburse Weed LLP in accordance with the following guidelines:

1. Computer-Related Expenses - BTWO will reimburse Weed LLP for computerized research and research services. However, any charges over $500 per month will require approval. BTWO also encourages Weed LLP to utilize computer services that will enable Weed LLP to manage the projects.

2. Travel - BTWO will reimburse Weed LLP for expenses in connection with out of town travel. However, BTWO will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. Filing Fees & Court Costs - BTWO will reimburse Weed LLP for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Weed LLP.

BTWO shall pay and hold Weed LLP harmless from all such costs and expenses incurred on BTWO's behalf. Weed LLP may, but shall not be obligated to, advance funds on BTWO's behalf. In such event, BTWO agrees to reimburse Weed LLP upon demand for the amounts advanced. Substantial outside fees (such as state filing fees or SEC filing services) may be referred to BTWO for direct payment.

Billing

All bills will include a summary statement of the kinds of services rendered during the relevant period. BTWO expects that Weed LLP will maintain back-up documentation for all expenses. BTWO expects to be billed monthly or at the conclusion of each project and agrees to pay Weed LLP's invoices within fifteen days of receipt. Weed LLP shall bill in increments of one-quarter (1/4) hour unless otherwise agreed in writing.

Delay  in  Payment

In the event that any of Weed LLP's bills remain unpaid for more than 30 days after receipt by BTWO, Weed LLP shall have the right to discontinue rendering further services to BTWO in connection with any matter then being handled for BTWO by Weed LLP and to take appropriate action to collect such fees.

Involvement  of  BTWO

BTWO expects to be kept closely involved with the progress of Weed LLP's services in this matter. Weed LLP will keep BTWO apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Weed LLP will need to obtain information from BTWO. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

Termination

BTWO shall have the right to terminate Weed LLP's engagement by written notice at any time. Weed LLP has the same right to terminate this engagement, subject to an obligation to give BTWO reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Weed LLP will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.

Disputes

The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics that apply to the provision of services. All disputes between us arising out of this engagement that cannot be settled shall be resolved in a federal or state court located in Orange County, California.

Facsimile  Execution  of  this  Agreement  is  Binding

A facsimile, telecopy or other reproduction of this agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this agreement as well as any facsimile, telecopy or other reproduction hereof.

If the foregoing accurately reflects our agreement regarding professional services, please sign and return a duplicate copy of this letter by facsimile. Thank you in advance for your prompt attention to this matter.

                                   Very  truly  yours,


                                  /s/  Richard  O.  Weed
                                   Richard  O.  Weed
                                   Managing  Partner


Approved  and  Agreed
B2Digital,  Inc.



By:  _/s/  Robert  Russell
     ---------------------
Name:  Robert  Russell
Title:  Chief  Executive  Officer
Date:  October  12,  2004